Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF NOVEMBER 21, 2006

BY AND AMONG

NEW ENGLAND BANCSHARES, INC.,

NEW ENGLAND BANCSHARES ACQUISITION, INC.

AND

FIRST VALLEY BANCORP, INC.

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6.2	Conditions to the Obligations of New England Bancshares and
	Acquisition Sub	55
6.3	Conditions to the Obligations of First Valley Bancorp	56
ARTICLE VII TERMINATION		56
7.1	Termination	56
7.2	New England Bancshares Termination Fee	57
7.3	Willful Breach Fee	58
7.4	Effect of Termination	59
ARTICLE VIII CERTAIN OTHER MATTERS		59
8.1	Interpretation	59
8.2	Survival	59
8.3	Waiver; Amendment	60
8.4	Counterparts	60
8.5	Governing Law	60
8.6	Expenses	60
8.7	Notices	60
8.8	Entire Agreement; etc.	61
8.9	Successors and Assigns; Assignment	61
8.10	Specific Performance	61

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Employment Agreement
Exhibit C	Form of Change in Control Agreement
Exhibit D	Form of Change in Control Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Employment Agreement
Exhibit G	Form of Affiliate Letter

ii

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 21th day of November, 2006 (“Agreement”), by and among New England Bancshares, Inc., a Maryland corporation (“New England Bancshares”), New England Bancshares Acquisition, Inc., a Connecticut corporation (“Acquisition Sub”) and First Valley Bancorp, Inc., a Connecticut corporation (“First Valley Bancorp”).

Introductory Statement

The Board of Directors of each of New England Bancshares and First Valley Bancorp has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of New England Bancshares or First Valley Bancorp, as the case may be, and in the best long-term interests of the shareholders of New England Bancshares or First Valley Bancorp, as the case may be.

The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

New England Bancshares and First Valley Bancorp each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

Acquisition Sub has been organized as a wholly owned subsidiary of New England
Bancshares to facilitate the business combination as contemplated by this Agreement.

As a condition and inducement to New England Bancshares’ willingness to enter into this Agreement, each of the members of the Board of Directors of First Valley Bancorp has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he will vote his shares of First Valley Bancorp Common Stock in favor of this Agreement and the transactions contemplated hereby (the “Voting Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Acquisition Sub	Preamble
Appointment Period	Section 5.14
Banking Laws of Connecticut	Section 3.2(b)(iv)

Capital Contribution	Section 5.15
Cash Consideration	Section 2.5(a)
Certificate(s)	Section 2.6(b)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 5.8
Change in Control	Section 5.14(g)
Continuing Directors	Section 5.14(e)
Closing	Section 2.2
Closing Date	Section 2.2
Disclosure Letter	Section 3.1
Dissenters’ Shares	Section 2.12
Effective Time	Section 2.3
Enfield Federal	Section 3.3(b)
Exchange Agent	Section 2.6(c)
Exchange Ratio	Section 2.5(a)
First Valley Bancorp	preamble
First Valley Bancorp Employee Plans	Section 3.2(r)(i)
First Valley Bancorp Pension Plan	Section 3.2(r)(iii)
First Valley Bancorp Qualified Plan	Section 3.2(r)(iv)
First Valley Bancorp Restricted Stock	Section 2.11
First Valley Bancorp Stock Option	Section 2.10
First Valley Bancorp Stock Option Plan	Section 2.10
First Valley Bancorp’s Reports	Section 3.2(g)
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(p)
Letter of Transmittal	Section 2.6(a)
Maximum Insurance Amount	Section 5.12(c)
Measurement Period	Section 2.5(b)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
New England Bancshares	preamble
New England Bancshares Employee Plans	Section 3.3(t)(i)
New England Bancshares Fee	Section 7.2(a)
New England Bancshares Pension Plan	Section 3.3(t)(iii)
New England Bancshares’ Reports	Section 3.3(g)
New England Bancshares Qualified Plan	Section 3.3(t)(iv)
Per Share Merger Consideration	Section 2.5(a)
Proxy Statement-Prospectus	Section 5.9(a)
Registration Statement	Section 5.9(a)
Shareholder Meeting	Section 5.8
Stock Consideration	Section 2.5(a)
Surviving Corporation	Section 2.1
Voting Agreement	Introductory Statement
Willful Breach Fee	Section 7.3(a)

In addition, for purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving First Valley Bancorp or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of First Valley Bancorp’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of First Valley Bancorp’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“Agreement” means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Banking Commissioner” means the Banking Commissioner of the State of Connecticut.

“CBCA” means the Connecticut Business Corporation Act.

“CRA” means the Community Reinvestment Act.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with First Valley Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall consist of (i) Dissenters’ Shares and (ii) shares held directly or indirectly by New England Bancshares (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

“FDIC” means the Federal Deposit Insurance Corporation.

“First Valley Bancorp Common Stock” means the common stock, no par value per share, of First Valley Bancorp.

“FRB” means the Federal Reserve Board.

“GAAP” means generally accepted accounting principles.

“Government Regulator” means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Maryland Code” means the Annotated Code of Maryland.

“Material Adverse Effect” means an effect which is material and adverse to the business, financial condition or results of operations of First Valley Bancorp or New England Bancshares, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any: (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both New England Bancshares and First Valley Bancorp, or to financial and/or depository institutions generally; (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates; (iii) actions and omissions of New England Bancshares or First Valley Bancorp taken with the prior written consent of the other; or (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

“New England Bancshares Common Stock” means the common stock, $0.01 par value per share, of New England Bancshares.

“OTS” means the Office of Thrift Supervision.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which First Valley Bancorp or New England Bancshares, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that: (i) First Valley Bancorp’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of First Valley Bancorp than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal, including any financing contingencies included in such proposal, the entity making the proposal and the ability to obtain regulatory and/or stockholder approval in a timely manner); (ii) is for 100% of the outstanding shares of First Valley Bancorp Common Stock; and (iii) is, in the written opinion of First Valley Bancorp’s financial advisor, more favorable to the shareholders of First Valley Bancorp from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by New England Bancshares in response to such Acquisition Proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, First Valley Bancorp will merge with and into Acquisition Sub (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of First Valley Bancorp shall cease. Acquisition Sub shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the CBCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, Washington, DC, or at such other location as is agreed to by the parties hereto, at 10:00 a.m. on the date designated by New England Bancshares within thirty days following satisfaction or waiver of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3  Effective Time. In connection with the Closing, the parties shall file with the Connecticut Secretary of State a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the CBCA. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Connecticut Secretary of State in accordance with the CBCA or at such later date or time as is agreed upon by the parties (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

2.4 Effects of the Merger. The Merger will have the effects set forth in the CBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, privileges, powers and franchises of First Valley Bancorp and be subject to all liabilities and obligations of First Valley Bancorp.

2.5 Effect on Outstanding Shares of First Valley Bancorp Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of First Valley Bancorp Common Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and Excluded Shares (as defined in Section 2.12 of this Agreement), shall, subject to the conditions hereinafter stated, be converted into and represent the right to receive (i) 0.8907 shares (the “Exchange Ratio”) of New England Bancshares Common Stock (the “Stock Consideration”) and (ii) an aggregate amount of $9.00 in cash without interest (the “Cash Consideration”), together with the Stock Consideration, the “Per Share Merger Consideration”), provided, however, that the Per Share Merger Consideration shall be increased by the amount equal to the cash dividend declared by New England Bancshares in the third quarter of 2007 on its shares of common stock if the Closing does not occur by June 30, 2007 (other than as the result of the action, inaction or delay by First Valley Bancorp or as the result of a breach of a representation or warranty of First Valley Bancorp (subject to the standard set forth in Section 6.2(a) of this Agreement) or a breach by First Valley Bancorp of one or more covenants in this Agreement (subject to the standard set forth in Section 6.2(b) of this Agreement), which action, inaction, delay, breach of representation, warranty or covenant is the principal cause of failure of the Closing to take place on or before June 30, 2007) divided by the number of whole shares of common stock received by each First Valley Bancorp shareholder. The aggregate of the Cash Consideration and Stock Consideration payable and/or issuable pursuant to this Agreement is sometimes collectively referred to as the “Merger Consideration.”

(b) Notwithstanding any other provision of this Agreement, no fraction of a share of New England Bancshares Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, New England Bancshares shall pay to each holder of First Valley Bancorp Common Stock who would otherwise be entitled to a fraction of a share of New England Bancshares Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average of the closing sales price of New England Bancshares Common Stock, as reported on The Nasdaq Stock Market, for the ten consecutive trading days ending on the date that is ten business days before the Closing Date (“Measurement Period”); provided, however, that any date on which fewer than 100 shares of New England Bancshares Common Stock trades shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which 100 or more shares of New England Bancshares Common Stock Traded during the Measurement Period.

(c) If, between the date of this Agreement and the Effective Time, the outstanding shares of New England Bancshares Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of First Valley Bancorp Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of New England Bancshares Common Stock that are held by First Valley Bancorp, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters’ Shares shall be converted into shares of New England Bancshares Common Stock pursuant to this Section 2.5 but instead shall be treated in accordance with the provisions set forth in Section 2.12 of this Agreement.

2.6 Exchange Procedures.

(a) Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to New England Bancshares and First Valley Bancorp shall be mailed as soon as practicable after the Effective Time to each holder of record of First Valley Bancorp Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of First Valley Bancorp Common Stock to be converted thereby, subject to the provisions of Section 2.6(i) hereof.

(b) At and after the Effective Time, each certificate or certificates representing shares of First Valley Bancorp Common Stock (“Certificate(s)”) (except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

(c) Prior to the Effective Time, New England Bancshares shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of New England Bancshares Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with Registrar and Transfer Company (the “Exchange Agent”), for the benefit of the holders of shares of First Valley Bancorp Common Stock, for exchange in accordance with this Section 2.6, an amount of cash sufficient to pay (x) the aggregate Cash Consideration and (y) any amounts due to holders of a fractional share of First Valley Bancorp Common Stock pursuant to Section 2.5(b).

(d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as New England Bancshares and First Valley Bancorp may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of New England Bancshares Common Stock and a check in the amount equal to the cash that such holder has the right to receive, pursuant to Section 2.5 (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange

Agent shall distribute New England Bancshares Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of New England Bancshares Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of First Valley Bancorp Common Stock not registered in the transfer records of First Valley Bancorp, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such First Valley Bancorp Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of New England Bancshares and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e) No dividends or other distributions declared or made after the Effective Time with respect to New England Bancshares Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of New England Bancshares Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.6. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of New England Bancshares Common Stock represented by such Person’s Certificates.

(f) The stock transfer books of First Valley Bancorp shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of First Valley Bancorp of any shares of First Valley Bancorp Common Stock. If, after the Effective Time, Certificates are presented to New England Bancshares, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

(g) Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.6 or any proceeds from any investments thereof that remains unclaimed by the shareholders of First Valley Bancorp for six months after the Effective Time shall be repaid by the Exchange Agent to New England Bancshares upon the written request of New England Bancshares. After such request is made, any shareholders of First Valley Bancorp who have not theretofore complied with this Section 2.6 shall look only to New England Bancshares for the Merger Consideration deliverable in respect of each share of First Valley Bancorp Common Stock such shareholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of New England Bancshares (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of First Valley Bancorp

Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) New England Bancshares and the Exchange Agent shall be entitled to rely upon First Valley Bancorp’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, New England Bancshares and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or New England Bancshares, the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.7 Effect on Outstanding Shares of Acquisition Sub Common Stock. At the Effective Time, each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.8 Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Acquisition Sub serving immediately prior to the Effective Time.

2.9 Certificate of Incorporation and Bylaws. The certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.10 Treatment of Stock Options. At the Effective Time, each option to acquire shares of First Valley Bancorp Common Stock that is outstanding and unexercised immediately prior thereto (“First Valley Bancorp Stock Option”) pursuant to the Valley Bank Amended and Restated 1999 Stock Option and Stock Compensation Plan (the “First Valley Bancorp Stock Option Plan”) shall automatically become vested and shall be cancelled and converted into the right to receive from New England Bancshares a cash payment in an amount, subject to required withholding taxes, equal to the difference between (A) the sum of (1) the Exchange Ratio multiplied by the closing price per share of New England Bancshares Common Stock on The Nasdaq Stock Market on the third business day immediately prior to the Closing Date and (2) the Cash Consideration and (B) the exercise price of such First Valley Bancorp Stock Option.

2.11 Treatment of Restricted Stock. At the Effective Time, the restrictions on each share of restricted stock outstanding immediately prior thereto (“First Valley Bancorp Restricted Stock”) pursuant to the First Valley Bancorp Stock Option Plan shall automatically lapse and shall be treated as issued and outstanding shares of First Valley Bancorp Common Stock for the purposes of this Agreement, including but not limited to, the provisions of Section 2.5.

2.12 Dissenters’ Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of First Valley Bancorp Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the CBCA (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the CBCA, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the CBCA shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.6 of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. First Valley Bancorp shall give New England Bancshares (i) prompt notice of any written demands for payment of fair value of any shares of First Valley Bancorp Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the CBCA and received by First Valley Bancorp relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the CBCA consistent with the obligations of First Valley Bancorp thereunder. First Valley Bancorp shall not, except with the prior written consent of New England Bancshares, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the CBCA.

2.13 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, New England Bancshares may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as New England Bancshares may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not: (i) alter or change the amount or kind of the Merger Consideration; (ii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement; (iii) result in material adverse federal or state income tax consequences to First Valley Bancorp or its shareholders; (iv) result in material adverse changes to the benefits and other arrangements provided to or on behalf of First Valley Bancorp’s directors, officers or other employees; or (v) result in the merger of Valley Bank with and into another bank in which Valley Bank is not the surviving bank or which otherwise materially and adversely affects Valley Bank’s status as a separately operated Subsidiary as contemplated in this Agreement. In the event that New England Bancshares elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.14 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that New England Bancshares by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, First Valley Bancorp or to exercise, directly or indirectly, a controlling influence over the management or policies of First Valley Bancorp.

2.15 Surviving Corporation. As soon as is practicable following the Merger, New England Bancshares and the Surviving Corporation shall take all action necessary and appropriate so that Valley Bank will become a direct subsidiary of New England Bancshares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters. Prior to the execution and delivery of this Agreement, New England Bancshares and First Valley Bancorp have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate).

3.2 Representations and Warranties of First Valley Bancorp. First Valley Bancorp represents and warrants to New England Bancshares that, except as disclosed in First Valley Bancorp’s Disclosure Letter:

(a) Organization and Qualification. First Valley Bancorp is a corporation duly organized and validly existing under the laws of the State of Connecticut and is registered with the FRB as a bank holding company. First Valley Bancorp has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. First Valley Bancorp is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on First Valley Bancorp. First Valley Bancorp engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHCA and the rules and regulations of the FRB promulgated thereunder.

(b) Subsidiaries.

(i) First Valley Bancorp’s Disclosure Letter sets forth with respect to each of First Valley Bancorp’s Subsidiaries its name, its jurisdiction of incorporation, First Valley Bancorp’s percentage ownership, the number of shares of stock owned or controlled by First Valley Bancorp and the name and number of shares held by any other Person who owns any stock of the Subsidiary. First Valley Bancorp owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to First Valley Bancorp’s right to vote or dispose of any equity securities of its Subsidiaries. First Valley Bancorp’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii) Each of First Valley Bancorp’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on such Subsidiary.

(iii) The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of First Valley Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv) No Subsidiary of First Valley Bancorp other than Valley Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Valley Bank’s deposits are insured by the FDIC to the fullest extent permitted by law. Valley Bank is a member in good standing of the Federal Home Loan Bank of Boston. Valley Bank engages only in activities (and holds properties only of the types) permitted by Connecticut General Statutes 36a-1 et seq. and the regulations promulgated thereunder (the “Banking Laws of Connecticut”) and the rules and regulations of the Banking Commissioner promulgated thereunder.

(c) Capital Structure.

(i) The authorized capital stock of First Valley Bancorp consists of 3,000,000 shares of First Valley Bancorp Common Stock.

(ii) As of the date of this Agreement: (A) 1,194,550 shares of First Valley Bancorp Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable federal and state securities laws, and no shares of preferred stock are outstanding; and (B) 118,242 shares of First Valley Bancorp Common Stock are reserved for issuance pursuant to outstanding First Valley Bancorp Options and First Valley Bancorp Restricted Stock.

(iii) Set forth in First Valley Bancorp’s Disclosure Letter are: (a) a complete and accurate list of all outstanding First Valley Bancorp Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options, and (b) a complete and accurate list of all outstanding shares of restricted stock of First Valley Bancorp, including the names of the grantees, dates of grant, dates of vesting and shares subject to each grant.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of First Valley Bancorp may vote are issued or outstanding.

(v) Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of First Valley Bancorp are issued, reserved for issuance or outstanding and (B) neither First Valley Bancorp nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating First Valley Bancorp or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of First Valley Bancorp or obligating First Valley Bancorp or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of First Valley Bancorp or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of First Valley Bancorp or any of its Subsidiaries.

(d) Authority. First Valley Bancorp has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of First Valley Bancorp’s Board of Directors, and no other corporate proceedings on the part of First Valley Bancorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of First Valley Bancorp Common Stock. This Agreement has been duly and validly executed and delivered by First Valley Bancorp and constitutes a valid and binding obligation of First Valley Bancorp, enforceable against First Valley Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by First Valley Bancorp do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which First Valley Bancorp or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of First Valley Bancorp or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of First Valley Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which First Valley Bancorp or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on First Valley Bancorp.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by First Valley Bancorp of this Agreement or the consummation by First Valley Bancorp of the Merger and the other transactions contemplated by this Agreement, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities. As of the date hereof, First Valley Bancorp has no Knowledge of any reason pertaining to First Valley Bancorp why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g) Governmental Filings. First Valley Bancorp and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since July 20, 2005, in the case of First Valley Bancorp, and since December 31, 2002, in the case of Valley Bank or any of its subsidiaries, with the FRB, the FDIC, the Banking Commissioner or any other Governmental Regulator (collectively, “First Valley Bancorp’s Reports”). None of First Valley Bancorp’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No administrative actions have been taken or threatened or orders issued in connection with any of First Valley Bancorp’s Reports. As of their respective dates, each of First Valley Bancorp’s Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of First Valley Bancorp’s Reports (including any footnotes thereto) fairly presented in all material respects the financial position of First Valley Bancorp on a consolidated basis, First Valley Bancorp alone or each of First Valley Bancorp’s Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or applicable regulations.

(h) Financial Statements. First Valley Bancorp’s Disclosure Letter contains copies of (i) the consolidated statements of financial condition of First Valley Bancorp and its Subsidiaries as of December 31, 2005 and 2004 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2005, together with the notes thereto, accompanied by the audit report of First Valley Bancorp’s independent public auditors and (ii) the unaudited consolidated statement of financial condition of First Valley Bancorp and its Subsidiaries as of June 30, 2006 and the related consolidated statements of income and cash flows for the six months ended June 30,

2006. Such financial statements (including any footnotes thereto) were prepared from the books and records of First Valley Bancorp and its Subsidiaries, fairly present the consolidated financial position of First Valley Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of First Valley Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash-flows and footnotes to the extent permitted under applicable regulations. The books and records of First Valley Bancorp and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i) Undisclosed Liabilities. Neither First Valley Bancorp nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of First Valley Bancorp as of December 31, 2005, except for (i) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on First Valley Bancorp and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j) Absence of Certain Changes or Events. Since December 31, 2005:

(i)  First Valley Bancorp and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(ii)  there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on First Valley Bancorp;

(iii) First Valley Bancorp has not declared, paid or set aside any dividends or distributions with respect to the First Valley Bancorp Common Stock;

(iv) except for supplies or equipment purchased in the ordinary course of business or with respect to purchased items the cost of which have been included in and are within 10% of a written budget or written projection of costs for any new branch office that has been approved by the Board of Directors of First Valley Bancorp or Valley Bank as of the date of this Agreement, neither First Valley Bancorp nor any of its Subsidiaries have made any capital expenditures exceeding individually or in the aggregate $50,000;

(v) there has not been any write-down by Valley Bank in excess of $25,000 with respect to any of its Loans or other real estate owned;

(vi) there has not been any sale, assignment or transfer of any assets by First Valley Bancorp or any of its Subsidiaries in excess of $10,000 other than in the ordinary course of business or pursuant to a contract, agreement or divestiture of investment securities disclosed in First Valley Bancorp’s Disclosure Letter;

(vii)  there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by First Valley Bancorp or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business consistent with past practice;

(viii)  except as disclosed in First Valley Bancorp’s Disclosure Letter, neither First Valley Bancorp nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees; and

(ix)  there has been no change in any accounting principles, practices or methods of First Valley Bancorp or any of its Subsidiaries other than as required by GAAP.

(k) Litigation. Other than for routine matters incidental to the business of First Valley Bancorp, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Valley Bancorp, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of First Valley Bancorp, threatened against or affecting First Valley Bancorp or any of its Subsidiaries or any property or asset of First Valley Bancorp or any of its Subsidiaries. To the Knowledge of First Valley Bancorp, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against First Valley Bancorp or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against First Valley Bancorp or any of its Subsidiaries that have not been satisfied or that enjoin First Valley Bancorp or any of its Subsidiaries from taking any action.

(l) Absence of Regulatory Actions. Since July 20, 2005, in the case of First Valley Bancorp, and since December 31, 2002, in the case of Valley Bank and any other Subsidiary of First Valley Bancorp, none of First Valley Bancorp or any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of First Valley Bancorp or its Subsidiaries.

(m) Compliance with Laws. First Valley Bancorp and each of its Subsidiaries conducts its business in material compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it. First Valley Bancorp and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to First Valley Bancorp’s Knowledge, no suspension or cancellation of any of them is threatened. Neither First Valley Bancorp nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Valley Bancorp.

(n) Taxes. All federal, state, local and foreign Tax returns required to be filed by or on behalf of First Valley Bancorp or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by First Valley Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on First Valley Bancorp’s balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of First Valley Bancorp or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where First Valley Bancorp or any of its Subsidiaries do not file Tax returns that First Valley Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to First Valley Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on First Valley Bancorp’s balance sheet (in accordance with GAAP). First Valley Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. First Valley Bancorp and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and First Valley Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither First Valley Bancorp nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither First Valley Bancorp nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a First Valley Bancorp Option or upon the issuance of any First Valley Bancorp Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

(o) Agreements.

(i) First Valley Bancorp’s Disclosure Letter lists, and contains a complete and correct copy of, any contract, arrangement, commitment or understanding (whether written or oral) to which First Valley Bancorp or any of its Subsidiaries is a party or is bound:

(A) with any executive officer or other key employee of First Valley Bancorp or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving First Valley Bancorp or any of its Subsidiaries of the nature contemplated by this Agreement;

(B) with respect to the employment of any directors, officers, employees or consultants;

(C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D) containing covenants that limit the ability of First Valley Bancorp or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, First Valley Bancorp (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(E) pursuant to which First Valley Bancorp or any of its
Subsidiaries may become obligated to invest in or contribute capital to any entity;

(F) that relates to borrowings of money (or guarantees thereof) by First Valley Bancorp or any of its Subsidiaries in excess of $50,000, other than advances from the Federal Home Loan Bank of Boston; or

(G)  which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

(ii) Neither First Valley Bancorp nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of First Valley Bancorp, no other party to any such agreement (excluding any loan or extension of credit made by First Valley Bancorp or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on First Valley Bancorp.

(p) Intellectual Property. First Valley Bancorp and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. First Valley Bancorp’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to First Valley Bancorp or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that First Valley Bancorp or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by First Valley Bancorp or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that First Valley Bancorp or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither First Valley Bancorp nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that First Valley Bancorp or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of First Valley Bancorp, neither First Valley Bancorp nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of First Valley Bancorp or any of its Subsidiaries.

(q) Labor Matters. First Valley Bancorp and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither First Valley Bancorp nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is First Valley Bancorp or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving First Valley Bancorp or any of its Subsidiaries pending or, to the Knowledge of First Valley Bancorp, threatened.

(r) Employee Benefit Plans.

(i) First Valley Bancorp’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of First Valley Bancorp or any of its Subsidiaries (hereinafter referred to collectively as the “First Valley Bancorp Employee Plans”). First Valley Bancorp has previously delivered or made available to New England Bancshares true and complete copies of each agreement, plan and other documents referenced in First Valley Bancorp’s Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year. There has been no announcement or commitment by First Valley Bancorp or any of its Subsidiaries to create an additional First Valley Bancorp Employee Plan, or to amend any First Valley Bancorp Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such First Valley Bancorp Employee Plan.

(ii) There is no pending or, to the Knowledge of First Valley Bancorp, threatened litigation, administrative action or proceeding relating to any First Valley Bancorp Employee Plan. All of the First Valley Bancorp Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the First Valley Bancorp Employee Plans which is likely to result in the imposition of any penalties or taxes upon First Valley Bancorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by First Valley Bancorp or any of its Subsidiaries to be incurred with respect to any First Valley Bancorp Employee Plan which is subject to Title IV of ERISA (“First Valley Bancorp Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by First Valley Bancorp or any ERISA Affiliate. No First Valley Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each First Valley Bancorp Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such First Valley Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective First Valley Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Valley Bancorp Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any First Valley Bancorp Pension Plan within the 12-month period ending on the date hereof. Neither First Valley Bancorp nor any of its Subsidiaries has provided, or is required to provide, security to any First Valley Bancorp Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither First Valley Bancorp, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv) Each First Valley Bancorp Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “First Valley Bancorp Qualified Plan”) has received a favorable determination letter from the IRS, and First Valley Bancorp and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each First Valley Bancorp Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such First Valley Bancorp Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v) With respect to each First Valley Bancorp Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) none of First Valley Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual Knowledge, that if First Valley Bancorp or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on First Valley Bancorp; and (B) none of First Valley Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any First Valley Bancorp Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

(vi) Neither First Valley Bancorp nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any First Valley Bancorp Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vii) All contributions required to be made with respect to any First Valley Bancorp Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any First Valley Bancorp Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of First Valley Bancorp. Each First Valley Bancorp Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(s) Properties.

(i) A list and description of all real property owned or leased by First Valley Bancorp or a Subsidiary of First Valley Bancorp is set forth in First Valley Bancorp’s Disclosure Letter. First Valley Bancorp and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which First Valley Bancorp or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither First Valley Bancorp nor any of its Subsidiaries, nor, to First Valley Bancorp’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. A complete and correct copy of each such lease is attached to First Valley Bancorp’s Disclosure Letter. All real property owned or leased by First Valley Bancorp or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by First Valley Bancorp to be adequate for the current business of First Valley Bancorp and its Subsidiaries. To the Knowledge of First Valley Bancorp, none of the buildings, structures or other improvements located on any real property owned or leased by First Valley Bancorp or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) First Valley Bancorp and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of First Valley Bancorp and its Subsidiaries that is leased rather than owned, neither First Valley Bancorp nor any of its Subsidiaries is in default under the terms of any such lease.

(t) Fairness Opinion. First Valley Bancorp has received the opinion of Ostrowski & Company, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to First Valley Bancorp’s shareholders.

(u) Fees. Other than for financial advisory services performed for First Valley Bancorp by Ostrowski & Company, Inc. pursuant to an agreement dated July 20, 2006, a true and complete copy of which is attached as an exhibit to First Valley Bancorp’s Disclosure Letter, neither First Valley Bancorp nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for First Valley Bancorp or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v) Environmental Matters.

(i) Each of First Valley Bancorp and its Subsidiaries, the Participation Facilities, and, to the Knowledge of First Valley Bancorp, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of First Valley

Bancorp, threatened, before any court, governmental agency or board or other forum against First Valley Bancorp or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by First Valley Bancorp or any of its Subsidiaries or any Participation Facility.

(iii) To the Knowledge of First Valley Bancorp, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or First Valley Bancorp or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither First Valley Bancorp nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) There are no underground storage tanks at any properties owned or operated by First Valley Bancorp or any of its Subsidiaries or any Participation Facility. Neither First Valley Bancorp nor any of its Subsidiaries nor, to the Knowledge of First Valley Bancorp, any other Person or entity, has closed or removed any underground storage tanks from any properties owned or operated by First Valley Bancorp or any of its Subsidiaries or any Participation Facility.

(vi) During the period of (A) First Valley Bancorp’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties or (B) First Valley Bancorp’s or any of its Subsidiaries’ participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the Knowledge of First Valley Bancorp, prior to the period of (A) First Valley Bancorp’s or any of its Subsidiaries’ ownership or operation of any of their respective current properties or (B) First Valley Bancorp’s or any of its Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(w) Loan Portfolio; Allowance for Loan Losses.

(i) With respect to each Loan owned by First Valley Bancorp or its Subsidiaries in whole or in part:

(A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency or similar laws affecting creditor’s rights generally or by general principles of equity;

(B) neither First Valley Bancorp nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C) First Valley Bancorp or a Subsidiary of First Valley Bancorp is the sole holder of legal and beneficial title to each Loan (or First Valley Bancorp’s or its Subsidiary’s applicable participation interest, as applicable), except as otherwise referenced on the books and records of First Valley Bancorp or a Subsidiary of First Valley Bancorp;

(D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor First Valley Bancorp’s practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for loan losses reflected in First Valley Bancorp’s audited balance sheet at December 31, 2005 was, and the allowance for loan losses shown on the balance sheets in First Valley Bancorp’s Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(x) Anti-takeover Provisions Inapplicable. First Valley Bancorp and its Subsidiaries have taken all actions required to exempt New England Bancshares, the Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y) Material Interests of Certain Persons. No current or former officer or director of First Valley Bancorp, or any family member or affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of First Valley Bancorp or any of its Subsidiaries.

(z) Insurance. In the opinion of management, First Valley Bancorp and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. First Valley Bancorp’s Disclosure Letter contains a list of all policies of insurance carried and owned by First Valley Bancorp or any of First Valley Bancorp’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by First Valley Bancorp and its Subsidiaries are in full force and effect, First Valley Bancorp and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(aa) Investment Securities; Derivatives.

(i) Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by First Valley Bancorp or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii) Neither First Valley Bancorp nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(bb) Indemnification. Except as provided in the certificate of incorporation or bylaws of First Valley Bancorp and the similar organizational documents of its Subsidiaries, neither First Valley Bancorp nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other Persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of First Valley Bancorp and, to the Knowledge of First Valley Bancorp, there are no claims for which any such Person would be entitled to indemnification under the certificate of incorporation or bylaws of First Valley Bancorp or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

(cc) Corporate Documents and Records. First Valley Bancorp’s Disclosure Letter includes a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of First Valley Bancorp and each of First Valley Bancorp’s Subsidiaries, as in effect as of the date of this Agreement. Neither First Valley Bancorp nor any of First Valley Bancorp’s Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of First Valley Bancorp and each of First Valley Bancorp’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders. First Valley Bancorp and each of its Subsidiaries maintains accounting records that fairly and accurately reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management’s general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

(dd) First Valley Bancorp Information. The information regarding First Valley Bancorp and its Subsidiaries to be supplied by First Valley Bancorp for inclusion in the Registration Statement, the Proxy Statement-Prospectus, any filings or approvals under applicable state securities laws or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to New England Bancshares or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(ee) CRA, Anti-Money Laundering, OFAC and Customer Information Security. Valley Bank has received a rating of “satisfactory” in its most recent examination or interim review with respect to the CRA. First Valley Bancorp is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Valley Bank or any other Subsidiary of First Valley Bancorp: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Valley Bank. First Valley Bancorp is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either First Valley Bancorp or of its Subsidiaries to undertake any remedial action. The board of directors of Valley Bank (or where appropriate of any other Subsidiary of First Valley Bancorp) has adopted, and Valley Bank (or such other Subsidiary of First Valley Bancorp) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Valley Bank (or such other Subsidiary of First Valley Bancorp) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(ff) Tax Treatment of the Merger. First Valley Bancorp has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

3.3 Representations and Warranties of New England Bancshares. New England Bancshares represents and warrants to First Valley Bancorp that, except as set forth in New England Bancshares’ Disclosure Letter:

(a) Organization and Qualification. New England Bancshares is a corporation duly organized and validly existing under the laws of the State of Maryland and is registered with the OTS as a savings and loan holding company. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, all of the outstanding capital stock of which is, or prior to the effective time will be, owned directly or indirectly by New England Bancshares free and clear of any Lien, charge, or other encumbrance. New England Bancshares has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. New England Bancshares is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on New England Bancshares. New England Bancshares engages only in activities (and holds properties only of the types) permitted to savings and loan holding companies by the HOLA and the rules and regulations of the OTS promulgated thereunder.

(b) Subsidiaries. Except for Acquisition Sub, the only Subsidiary of New England Bancshares is Enfield Federal Savings and Loan Association (“Enfield Federal”). New England Bancshares owns of record and beneficially all the capital stock of Enfield Federal free and clear of any Liens. Enfield Federal is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Enfield Federal. Enfield Federal’s deposits are insured by the FDIC to the fullest extent permitted by law. Enfield Federal is a member in good standing of the Federal Home Loan Bank of Boston. Enfield Federal engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations of the OTS promulgated thereunder. New England Bancshares’ ownership interest in each of its Subsidiaries is in material compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies.

(c) Capital Structure.

(i) The authorized capital stock of New England Bancshares consists of: (A) 19,000,000 shares of New England Bancshares Common Stock; and (B) 1,000,000 shares of preferred stock, par value $.01 per share.

(ii) As of June 30, 2006, (A) 5,346,583 shares of New England Bancshares Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of New England Bancshares preferred stock are issued and outstanding; and (C) 252,004 shares of New England Bancshares Common Stock were reserved for issuance pursuant to outstanding options under New England Bancshares’ stock-based benefit plans.

(iii) The shares of New England Bancshares Common Stock to be issued in exchange for shares of First Valley Bancorp Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of New England Bancshares may vote are issued or outstanding.

(v) Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of New England Bancshares are issued, reserved for issuance or outstanding and (B) neither New England Bancshares nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating New England Bancshares or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of New England Bancshares or obligating New England Bancshares or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Except as to any purchases by an independent third party trustee to fund New England Bancshares’ obligations under its existing benefit plans or any stock repurchase program that may be adopted by New England Bancshares to repurchase up to 10% of its outstanding common stock, as of the date hereof, there are no outstanding contractual obligations of New England Bancshares or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of New England Bancshares or any of its Subsidiaries.

(d) Authority. New England Bancshares and Acquisition Sub each has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of New England Bancshares and Acquisition Sub, and no other corporate proceedings on the part of New England Bancshares or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by New England Bancshares and Acquisition Sub and constitutes a valid and binding obligation of New England Bancshares and Acquisition Sub, enforceable against New England Bancshares and Acquisition Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e) No Violations. The execution, delivery and performance of this Agreement by New England Bancshares and Acquisition Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which New England Bancshares or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of New England Bancshares or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of New England Bancshares or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which New England Bancshares or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on New England Bancshares.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by New England Bancshares of this Agreement or the consummation by New England Bancshares of the Merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the registration or qualification of the shares of New England Bancshares Common Stock to be issued in exchange for shares of First Valley Bancorp Common Stock under state securities or “blue sky” laws and (iv) the listing of the shares of New England Bancshares Common Stock to be issued in exchange for shares of First Valley Bancorp Common Stock on the Nasdaq Stock Market. As of the date hereof, New England Bancshares knows of no reason pertaining to New England Bancshares why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g) Securities Filings. New England Bancshares has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31,

2002 (collectively, “New England Bancshares’ Reports”). None of New England Bancshares’ Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of New England Bancshares’ Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of New England Bancshares included in New England Bancshares’ Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(h) Financial Statements. New England Bancshares has previously made available to First Valley Bancorp copies of (i) the consolidated balance sheets of New England Bancshares and its Subsidiaries as of March 31, 2006 and 2005 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended March 31, 2006, together with the notes thereto, accompanied by the audit report of New England Bancshares’ independent public auditors, as reported in New England Bancshares’ Annual Report on Form 10-KSB for the year ended March 31, 2006 filed with the SEC and (ii) the unaudited consolidated balance sheet of New England Bancshares and its Subsidiaries as of June 30, 2006 and the related consolidated statements of income and cash flows for the three months ended June 30, 2006, as reported in New England Bancshares’ Quarterly Report on Form 10-QSB for the period ended June 30, 2006 filed with the SEC. Such financial statements were prepared from the books and records of New England Bancshares and its Subsidiaries, fairly present the consolidated financial position of New England Bancshares and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of New England Bancshares and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations. The books and records of New England Bancshares and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i) Undisclosed Liabilities. Neither New England Bancshares nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of New England Bancshares as of June 30, 2006 as included in New England Bancshares’ Quarterly Report on Form 10-QSB for the period ended June 30, 2006, except for (i) liabilities incurred since June 30, 2006 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on New England Bancshares and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j) Absence of Certain Changes or Events. Except as disclosed in New England Bancshares’ Reports filed with the SEC prior to the date of this Agreement, since June 30, 2006, (i) New England Bancshares and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on New England Bancshares.

(k) Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of New England Bancshares, threatened against or affecting New England Bancshares or any of its Subsidiaries or any property or asset of New England Bancshares or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on New England Bancshares or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against New England Bancshares or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on New England Bancshares. There are no investigations, reviews or inquiries by any court or Governmental Entity pending or, to the Knowledge of New England Bancshares, threatened against New England Bancshares or any of its Subsidiaries.

(l) Absence of Regulatory Actions. Since December 31, 2002, neither New England Bancshares nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of New England Bancshares or its Subsidiaries.

(m) New England Bancshares Information. The information regarding New England Bancshares and its Subsidiaries to be supplied by New England Bancshares for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to First Valley Bancorp or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(n) Tax Treatment of the Merger. New England Bancshares has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

(o) Availability of Funds. New England Bancshares has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

(p) Compliance with Laws. New England Bancshares and each of its Subsidiaries conducts its business in material compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it. New England Bancshares and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Knowledge of New England Bancshares, no suspension or cancellation of any of them is threatened. Neither New England Bancshares nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on New England Bancshares.

(q) Taxes. All federal, state, local and foreign Tax returns required to be filed by or on behalf of New England Bancshares or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by New England Bancshares or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on New England Bancshares’ balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of New England Bancshares or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where New England Bancshares or any of its Subsidiaries do not file Tax returns that New England Bancshares or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to New England Bancshares or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on New England Bancshares’ balance sheet (in accordance with GAAP). New England Bancshares and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. New England Bancshares and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and New England Bancshares and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither New England Bancshares nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC and neither New England Bancshares nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a New England Bancshares Option or upon the issuance of any New England Bancshares Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

(r) Agreements.

(i) New England Bancshares has filed with the U.S. Securities and Exchange Commission all material agreements with respect to the employment of any directors, officers, employees or consultants which were required to be filed with the U.S. Securities and Exchange Commission.

(ii) There are no agreements, contracts or arrangements to which New England Bancshares is a party which contain covenants that limit the ability of New England Bancshares or any of its Subsidiaries to compete in any line of business it currently conducts or with any Person, or that involve any restriction on the geographic area in which, or method by which, New England Bancshares (including any successor thereof) or any of its Subsidiaries conducts such business (other than as may be required by law or any regulatory agency).

(iii) Neither New England Bancshares nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of New England Bancshares, no other party to any such agreement (excluding any loan or extension of credit made by New England Bancshares or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on New England Bancshares.

(s) Labor Matters. New England Bancshares and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither New England Bancshares nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is New England Bancshares or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving New England Bancshares or any of its Subsidiaries pending or, to the Knowledge of New England Bancshares, threatened.

(t) Employee Benefit Plans.

(i) New England Bancshares has previously delivered or made available to First Valley Bancorp true and complete copies of each agreement, plan and other document related to any pension, retirement, stock option, stock purchase, stock ownership, savings, profit sharing, deferred compensation, consulting, bonus, severance and other benefit plans, contracts, agreements and arrangements (herein referred to collectively as “New England Bancshares Employee Plans”) along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year. There has been no announcement or commitment by New England Bancshares or any of its Subsidiaries to create an additional New England Bancshares Employee Plan, or to amend any New England Bancshares Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such New England Bancshares Employee Plan.

(ii) There is no pending or, to New England Bancshares’ Knowledge, threatened litigation, administrative action or proceeding relating to any New England Bancshares Employee Plan. All of the New England Bancshares Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the New England Bancshares Employee Plans which is likely to result in the imposition of any penalties or taxes upon New England Bancshares or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by New England Bancshares or any of its Subsidiaries to be incurred with respect to any New England Bancshares Employee Plan which is subject to Title IV of ERISA (“New England Bancshares Pension Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by New England Bancshares or any ERISA Affiliate. No New England Bancshares Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each New England Bancshares Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such New England Bancshares Pension Plan as of the end of the most recent plan year with respect to the respective New England Bancshares Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such New England Bancshares Pension Plan as of the date hereof; and no notice of a “reportable event” (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any New England Bancshares Pension Plan within the 12-month period ending on the date hereof. Neither New England Bancshares nor any of its Subsidiaries has provided, or is required to provide, security to any New England Bancshares Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

Neither New England Bancshares, its Subsidiaries, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980.

(iv) Each New England Bancshares Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “New England Bancshares Qualified Plan”) has received a favorable determination letter from the IRS, and New England Bancshares and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each New England Bancshares Qualified Plan that is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such New England Bancshares Qualified Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(v) With respect to each New England Bancshares Employee Plan that is a “multiple employer plan” (as defined in Section 4063 of ERISA): (A) none of New England Bancshares or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual Knowledge, that if New England Bancshares or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on New England Bancshares; and (B) none of New England Bancshares or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any New England Bancshares Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

(vi) Neither New England Bancshares nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any New England Bancshares Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(vii) All contributions required to be made with respect to any New England Bancshares Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any New England Bancshares Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of New England Bancshares. Each New England Bancshares Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(u) Properties.

(i) New England Bancshares and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which New England Bancshares or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither New England Bancshares nor any of its Subsidiaries, nor, to New England Bancshares’ Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. Set forth in New England Bancshares’ Disclosure Letter is a complete and accurate list of all such leases. All real property owned or leased by New England Bancshares or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by New England Bancshares to be adequate for the current business of New England Bancshares and its Subsidiaries. To the Knowledge of New England Bancshares, none of the buildings, structures or other improvements located on any real property owned or leased by New England Bancshares or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii) New England Bancshares and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of New England Bancshares and its Subsidiaries that is leased rather than owned, neither New England Bancshares nor any of its Subsidiaries is in default under the terms of any such lease.

(v) Environmental Matters.

(i) Each of New England Bancshares and its Subsidiaries, the Participation Facilities, and, to the Knowledge of New England Bancshares, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of New England Bancshares, threatened, before any court, governmental agency or board or other forum against New England Bancshares or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by New England Bancshares or any of its Subsidiaries or any Participation Facility.

(iii) To the Knowledge of New England Bancshares, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or New England Bancshares or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv) Neither New England Bancshares nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v) Except as provided in New England Bancshares’ Disclosure Letter, there are no underground storage tanks at any properties owned or operated by New England Bancshares or any of its Subsidiaries or any Participation Facility. Neither New England Bancshares nor any of its Subsidiaries nor, to the Knowledge of New England Bancshares, any other Person or entity, has closed or removed any underground storage tanks from any properties owned or operated by New England Bancshares or any of its Subsidiaries or any Participation Facility.

(vi) During the period of (A) New England Bancshares’ or any of its Subsidiaries’ ownership or operation of any of their respective current properties or (B) New England Bancshares’ or any of its subsidiaries’ participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the Knowledge of New England Bancshares, prior to the period of (A) New England Bancshares’ or any of its Subsidiaries’ ownership or operation of any of their respective current properties or (B) New England Bancshares’ or any of its Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(w) Loan Portfolio; Allowance for Loan Losses.

(i) With respect to each Loan owned by New England Bancshares or its Subsidiaries in whole or in part:

(A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, subject to bankruptcy, insolvency or similar laws affecting creditor’s rights generally or by general principles of equity;

(B) neither New England Bancshares nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

(C) New England Bancshares or a Subsidiary of New England Bancshares is the sole holder of legal and beneficial title to each Loan (or New England Bancshares’ or any of its Subsidiaries’ applicable participation interest, as applicable), except as otherwise referenced on the books and records of New England Bancshares or a Subsidiary of New England Bancshares;

(D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

(E) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor New England Bancshares’ practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii) The allowance for loan losses reflected in New England Bancshares’ audited balance sheet at March 31, 2006 was, and the allowance for loan losses shown on the balance sheets in New England Bancshares’ Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

(x) Material Interests of Certain Persons. No current or former officer or director of New England Bancshares, or any family member or affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of New England Bancshares or any of its Subsidiaries.

(y) Insurance. In the opinion of management, New England Bancshares and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. New England Bancshares’ Disclosure Letter contains a list of all policies of insurance carried and owned by New England Bancshares or any of New England Bancshares’ Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by New England Bancshares and its Subsidiaries are in full force and effect, New England Bancshares and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

ARTICLE IV
CONDUCT PENDING THE MERGER

4.1 Forbearances by First Valley Bancorp. Except as expressly contemplated or permitted by this Agreement or as expressly provided for in the current written loan or investment policies of First Valley Bancorp or Valley Bank, or in a written budget or written operation plan approved by the Board of Directors of First Valley Bancorp or Valley Bank and provided to New England Bancshares as of the date of this Agreement, during the period from the date of this Agreement to the Effective Time, First Valley Bancorp shall not, nor shall First Valley Bancorp permit any of its Subsidiaries to, without the prior written consent of New England Bancshares, which consent shall not be unreasonably withheld:

(a) conduct their business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)  (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Boston with a maturity of not more than one year;

(ii) prepay any indebtedness or other similar arrangements so as to cause First Valley Bancorp to incur any prepayment penalty thereunder;

(c)  (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend or any other distribution on its capital stock;

(iii)  grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv)  issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except as provided in Section 5.16, pursuant to the exercise of stock options outstanding as of the date hereof or pursuant to past practices with respect to annual stock bonuses; or

(v) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

(d)  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)  except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $50,000 per annum and other than contracts or agreements covered by Section 4.1(g);

(g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $2,000,000 with respect to any individual borrower, or (ii) loans or advances as to which First Valley Bancorp has a binding obligation to make such loans or advances as of the date hereof;

(h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of First Valley Bancorp or Valley Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(i)  (i) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

(iii) amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

(iv) elect to any senior executive office any Person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any Person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $75,000;

(j)  settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)  amend its articles of incorporation or bylaws, or similar governing documents;

(l) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

(m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

(n) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures incurred in connection with the opening of any new branch office the amounts for which are within 10% of a written budget or written projection of costs that has been approved by the Board of Directors of First Valley Bancorp or Valley Bank and has been provided to New England Bancshares as of the date of this Agreement and such expenditures are consistent with such budget or projection, necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office, other than the opening of any branch office the amounts for which are within 10% of a written budget or written projection of costs that has been specifically approved by the Board of Directors of First Valley Bancshares or Valley Bank and provided to New England Bancshares as of the date of this Agreement;

(p)  take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(q)  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(r) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(s)  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by First Valley Bancorp or response thereto by New England Bancshares shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2 Forbearances by New England Bancshares. Except: (1) as expressly contemplated or permitted by this Agreement; (2) as to any purchases by an independent third party trustee to fund New England Bancshares’ obligations under its existing benefit plans; (3) any stock repurchase program that may be adopted by New England Bancshares where it may repurchase up to 10% of its outstanding common stock; provided, however, that no shares shall be repurchased if so doing would cause the shares to be issued by New England Bancshares under this Agreement to exceed 20% of New England Bancshares outstanding shares thus causing New England Bancshares to be required to obtain shareholder approval under applicable Nasdaq Listing Standards; and (4) to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, New England Bancshares shall not, nor shall New England Bancshares permit any of its Subsidiaries to, without the prior written consent of First Valley Bancorp, which shall not unreasonably be withheld:

(a) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(c) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(d) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend or any other distribution on its capital stock, other than consistent with its past practices; or

(iii)  grant any individual, corporation or other entity any right to acquire any shares of its capital stock except for the grant of stock options under existing plans;

(e) amend its certificate of incorporation or bylaws, or similar governing documents; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V
COVENANTS

5.1 Acquisition Proposals.

(a)  Except as permitted by this Agreement, First Valley Bancorp shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by First Valley Bancorp or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than New England Bancshares), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of First Valley Bancorp or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by First Valley Bancorp or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by First Valley Bancorp. Notwithstanding the foregoing, First Valley Bancorp may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 5.1, (x) furnish non-public information with respect to First Valley Bancorp to the Person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such Person than the confidentiality agreement between First Valley Bancorp and New England Bancshares dated May 12, 2006 and (y) participate in discussions or negotiations with such Person regarding such Superior Proposal, if and so long as First Valley Bancorp’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

(b) First Valley Bancorp will notify New England Bancshares immediately orally (within one day) and in writing (within three days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to New England Bancshares any written materials received by First Valley Bancorp or any of its Subsidiaries in connection therewith. First Valley Bancorp will keep New England Bancshares informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

(c) First Valley Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. First Valley Bancorp will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section

5.1(a) of the obligations undertaken in this Section 5.1. First Valley Bancorp will promptly request each Person (other than New England Bancshares) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with First Valley Bancorp or any of its Subsidiaries to return or destroy all confidential information previously furnished to such Person by or on behalf of First Valley Bancorp or any of its Subsidiaries. First Valley Bancorp shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

5.2 Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3 Access and Information.

(a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford the other party and its representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals retained by it) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to it and its subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by in this Agreement.

(b) From the date hereof until the Effective Time, First Valley Bancorp shall, and shall cause First Valley Bancorp’s Subsidiaries to, promptly provide New England Bancshares with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as New England Bancshares may reasonably request. Notwithstanding the foregoing, neither First Valley Bancorp nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c) New England Bancshares will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, New England Bancshares will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to New England Bancshares or an affiliate of New England Bancshares, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to New England Bancshares or an affiliate of New England Bancshares from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of First Valley Bancorp or (iv) is or becomes readily ascertainable from published information or trade sources. First Valley Bancorp will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, First Valley Bancorp will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.3 unless such information (i) was already known to First Valley Bancorp or an affiliate of First Valley Bancorp, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to First Valley Bancorp or an affiliate of First Valley Bancorp from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of New England Bancshares or (iv) is or becomes readily ascertainable from published information or trade sources.

(d) First Valley Bancorp shall give notice, and shall cause Valley Bank to give notice, to two (2) designees of New England Bancshares, and shall invite such Persons to attend all regular and special meetings of the Board of Directors of First Valley Bancorp and Valley Bank and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of Valley Bank) of First Valley Bancorp or Valley Bank. Such designees shall have no right to vote and shall not attend sessions of board and committees during which there is being discussed: (i) matters involving this Agreement; (ii) information or material that First Valley Bancorp or Valley Bank is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of First Valley Bancorp or Valley Bank; or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to First Valley Bancorp, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed.

(e) New England Bancshares shall give notice, and shall cause Enfield Federal to give notice, to two (2) designees of First Valley Bancorp, and shall invite such Persons to attend all regular and special meetings of the Board of Directors of New England Bancshares and Enfield Federal and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of Enfield Federal) of New England Bancshares or Enfield Federal. Such designees shall have no right to vote and shall not attend sessions of board and committees during which there is being discussed: (i) matters involving this Agreement; (ii) information or material that New England Bancshares or Enfield Federal is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of New England Bancshares of Enfield Federal; or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to New England Bancshares, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed.

5.4 Applications; Consents.

(a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. First Valley Bancorp and New England Bancshares shall furnish each other with all information concerning themselves, their respective subsidiaries, and their and their respective Subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of New England Bancshares, First Valley Bancorp or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. New England Bancshares and First Valley Bancorp shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to New England Bancshares and First Valley Bancorp, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5 Antitakeover Provisions. First Valley Bancorp and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt New England Bancshares, Acquisition Sub, Enfield Federal, the Agreement and the Merger from any provisions of an antitakeover nature in First Valley Bancorp’s or its Subsidiaries’ certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7 Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter First Valley Bancorp and New England Bancshares shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

5.8 Shareholder Meeting. First Valley Bancorp will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, First Valley Bancorp will take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. First Valley Bancorp’s Board of Directors will use its best efforts to obtain from First Valley Bancorp’s shareholders a vote approving this Agreement. Except as provided in this Agreement, (i) First Valley Bancorp’s Board of Directors shall recommend to First Valley Bancorp’s shareholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that First Valley Bancorp’s Board of Directors has recommended that First Valley Bancorp’s shareholders vote in favor of the approval of this Agreement and (iii) neither First Valley Bancorp’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of First Valley Bancorp’s Board of Directors that First Valley Bancorp’s shareholders vote in favor of approval of this Agreement or make any statement in connection with the Shareholder Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”). Notwithstanding the foregoing, if (x) First Valley Bancorp has complied in all material respects with its obligations under Section 5.1, (y) First Valley Bancorp (1) has received an unsolicited bona fide written Acquisition Proposal from a third party that First Valley Bancorp’s Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by New England Bancshares pursuant to clause (3) below, (2) has notified New England Bancshares, at least five business days in advance, of it is intention to effect a Change in Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to New England Bancshares a copy of the relevant proposed transaction documents, if such exist, with the Person making such Superior Proposal and (3) during the period of not less than five business days following First Valley Bancorp’s delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with New England Bancshares in good faith (to the extent that New England Bancshares desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (z) First Valley Bancorp’s Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to shareholders at the Shareholder Meeting it may submit the

Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

5.9 Registration of New England Bancshares Common Stock.

(a) As promptly as reasonably practicable following the date hereof, New England Bancshares shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of New England Bancshares Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the First Valley Bancorp shareholders at the Shareholders Meeting, which shall also constitute the prospectus relating to the shares of New England Bancshares Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). First Valley Bancorp will furnish to New England Bancshares the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with New England Bancshares and approve the form of, and any characterizations of such information included in, the Registration Statement prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. New England Bancshares shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. First Valley Bancorp will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to First Valley Bancorp’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. New England Bancshares will advise First Valley Bancorp, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the New England Bancshares Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to New England Bancshares or First Valley Bancorp, or any of their respective affiliates, officers or directors, should be discovered by New England Bancshares or First Valley Bancorp which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by New England Bancshares with the SEC and disseminated by First Valley Bancorp to the shareholders of First Valley Bancorp.

(b) New England Bancshares shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of First Valley

Bancorp and New England Bancshares shall furnish all information concerning it and the holders of First Valley Bancorp Common Stock as may be reasonably requested in connection with any such action.

(c) Prior to the Effective Time, New England Bancshares shall notify The Nasdaq Stock Market of the additional shares of New England Bancshares Common Stock to be issued by New England Bancshares in exchange for the shares of First Valley Bancorp Common Stock.

5.10 Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of First Valley Bancorp and New England Bancshares shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11 Employee Benefit Matters.

(a) Concurrent with the execution of this Agreement and to be effective as of the Effective Time, Robert L. Messier shall enter into an employment agreement substantially in the form attached hereto as Exhibit B, Mark J. Blum and Anthony M. Mattioli shall enter into change in control agreements substantially in the form attached hereto as Exhibit C, Donald G. LoRusso shall enter into a change in control agreement substantially in the form attached hereto as Exhibit D and Arnaldo Marinelli shall enter into an employment agreement substantially in the form attached hereto as Exhibit E.

(b) Concurrent with the execution of this Agreement and to be effective as of the Effective Time, Thomas O. Barnes, Jr. shall enter into an employment agreement with New England Bancshares substantially in the form attached hereto as Exhibit F outlining his services as a manager and investment advisor for Riverside Investments, a division of First Valley Bancorp.

(c) New England Bancshares will not take any action to terminate any of the employees of Valley Bank existing as of the Effective Time and agrees that the Board of Directors of Valley Bank shall have exclusive and continuing authority with respect to the employment of individuals of Valley Bank.

5.12 Indemnification.

(a) From and after the Effective Time through the sixth anniversary of the Effective Time, New England Bancshares and its successors and assigns agree to indemnify and hold harmless each present and former director and officer of First Valley Bancorp and its Subsidiaries and each officer or employee of First Valley Bancorp and its Subsidiaries that is serving or has served as a director or officer of another entity expressly at First Valley Bancorp’s request or direction (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to First Valley Bancorp’s certificate of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

(b) Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify New England Bancshares thereof, but the failure to so notify shall not relieve New England Bancshares of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice New England Bancshares.

(c) New England Bancshares shall maintain First Valley Bancorp’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the Persons currently covered by First Valley Bancorp’s existing policy, including New England Bancshares’ existing policy if it meets the foregoing standard) covering Persons who are currently covered by such insurance for a period of five years after the Effective Time; provided, however, that in no event shall New England Bancshares be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(c), an amount per annum in excess of 150% of the amount of the annual premiums paid by First Valley Bancorp as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, New England Bancshares shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) In the event New England Bancshares or any of its successors or assigns (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of New England Bancshares assume the obligations set forth in this Section 5.12.

(e) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13 Affiliate Letters. First Valley Bancorp shall use its best efforts to cause each director, executive officer and other Person who is an “affiliate” of First Valley Bancorp under Rule 145 of the Securities Act to deliver to New England Bancshares as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit G, providing that such Person will comply with Rule 145.

5.14 Boards of Directors. New England Bancshares and First Valley Bancorp agree that the provisions of this Section 5.14 contain the parties’ agreement with respect to the appointment and nominations of individuals to the Boards of Directors of each of New England Bancshares, Enfield Federal and Valley Bank for a period of time (the “Appointment Period”) which shall be the earlier of: (1) five years following the Effective Time or (2) the time at which New England Bancshares or Enfield Federal enters into a transaction which, if consummated, would constitute a “Change in Control” as defined in this Section 5.14.

(a) New England Bancshares shall take all action necessary to appoint four members of First Valley Bancorp’s Board of Directors, selected by First Valley Bancorp and who executed and delivered the Voting Agreement and complied with the terms thereof and recommended to First Valley Bancorp’s stockholders the approval of the Agreement, to New England Bancshares’ Board of Directors, effective immediately following the Effective Time, as follows: one member to be appointed to that class of directors whose terms expire in 2007; one member to be appointed to that class of directors whose terms expire in 2008; and two members to be appointed to that class of directors whose terms expire in 2009 and at the end of such respective terms shall be considered for renomination thereafter consistent with renomination policies and criteria applicable generally to incumbent directors of New England Bancshares.

(b) New England Bancshares shall take all action necessary to appoint one member of First Valley Bancorp’s Board of Directors, selected by First Valley Bancorp, to New England Bancshares’ Nominating Committee, effective immediately following the Effective Time.

(c) New England Bancshares shall cause Enfield Federal to take all action necessary to appoint two members of Valley Bank’s Board of Directors, selected by Valley Bank and who executed and delivered the Voting Agreement and complied with the terms thereof and recommended to First Valley Bancorp’s stockholders the approval of the Agreement, to Enfield Federal’s Board of Directors, effective immediately following the Effective Time and at the end of such terms shall be considered for renomination thereafter consistent with renomination policies and criteria applicable generally to incumbent directors of Enfield Federal.

(d) First Valley Bancorp shall cause Valley Bank to take all action necessary to appoint two members of Enfield Federal’s Board of Directors, selected by Enfield Federal, to Valley Bank’s Board of Directors, effective immediately following the Effective Time, as follows: two members be appointed to that class of directors whose terms expire in 2009 and at the end of such terms shall be considered for renomination thereafter consistent with renomination policies and criteria applicable generally to incumbent directors of Valley Bank.

(e) Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of Valley Bank shall consist of the directors of Valley Bank: (1) serving immediately prior to the Effective Time or their designees; (2) executed and delivered the Voting Agreement and complied with the terms thereof; and (3) recommended to First Valley Bancorp’s stockholders the approval of the Agreement (the “Continuing Directors”) and two members as selected by Enfield Federal. The Board of Valley Bank shall not expand the number of members of Valley Bank’s Board of Directors after appointment of the directors selected by Enfield Federal. Any vacancy on the Board of Directors of Valley Bank shall be filled by the Continuing Directors, but in no event shall Enfield Federal cease to have less than two members of Enfield Federal’s Board of Directors serving on Valley Bank’s Board of Directors during the Appointment Period and all nominations for director of Valley Bank shall be made by a nominating committee consisting of members whom are Continuing Directors. During the Appointment Period, New England Bancshares, as the sole shareholder of Valley Bank, agrees and covenants that it shall not amend the certificate of incorporation of Valley Bank in derogation of this provision, unless as required by law, and shall vote its shares of Valley Bank stock with regard to the election of directors of Valley Bank in accordance with the direction of the Continuing Directors.

(f) Notwithstanding any other provision of this Section 5.14, the procedures and obligations of the parties with respect to the election, appointment or nomination of directors of Valley Bank, the voting of Valley Bank stock held by New England Bancshares for Valley Bank directors and the forbearances of New England Bancshares regarding the amendment of Valley Bank’s certificate of incorporation shall only be effective in the event of the continuing satisfaction of all of the following conditions: (1) the Board of New England Bancshares, or a validly appointed committee thereof, shall have approved the annual operating budget of Valley Bank during each annual operating period during the Appointment Period, such approval not to be unreasonably withheld, and (2) Valley Bank shall at all times operate in substantial conformity with such approved operating budget as determined by a monthly written status update of such budget which such written status update shall compare the budgeted projections to the actual performance of Valley Bank and which such written status update shall be certified by an officer of Valley Bank.

(g) For purposes of this Section 5.14, a “Change in Control” shall mean any of the following events:

(i) any merger, consolidation, share exchange, business combination, or other similar transaction involving New England Bancshares or any of its Subsidiaries;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of New England Bancshares’ consolidated assets in a single transaction or series of transactions;

(iii) any tender offer or exchange offer for 25% or more of the outstanding shares of New England Bancshares’ capital stock or the filing of a registration statement under the Securities Act in connection therewith; or

(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

5.15 Capital Contribution. New England Bancshares shall take all action necessary to downstream $12.0 million to Valley Bank (less the amount of any capital investment made pursuant to Section 5.16) (the “Capital Contribution”), effective immediately following the Effective Time, subject to any required regulatory approvals or conditions imposed on such approvals.

5.16 Capital Investment. Subject to receipt of any required regulatory approvals, if the Merger is not consummated by December 31, 2006, First Valley Bancorp shall take all actions necessary to issue and New England Bancshares shall take all action to purchase 67,250 shares of First Valley Bancorp common stock at a per share price of $14.87. If regulatory approval is not obtained because the number of shares of common stock being purchased, First Valley Bancorp shall take all actions necessary to issue and New England Bancshares shall take all action to purchase the maximum amount of shares (up to 67,250 shares) for which regulatory approval can be obtained or for which regulatory approval is not required. The per share price for such shares shall remain at $14.87.

ARTICLE VI
CONDITIONS TO CONSUMMATION

6.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved by the requisite vote of First Valley Bancorp’s shareholders in accordance with applicable laws and regulations.

(b) Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to New England Bancshares of the transactions contemplated hereby that, had such condition or requirement been known, New England Bancshares would not, in its reasonable judgment, have entered into this Agreement.

(c) No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(d) Third Party Consents. New England Bancshares and First Valley Bancorp shall have obtained the consent or approval of each Person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on New England Bancshares (after giving effect to the consummation of the transactions contemplated hereby).

(e) Tax Opinions. New England Bancshares and First Valley Bancorp shall have received opinions of Muldoon Murphy & Aguggia LLP and Tyler Cooper & Alcorn, LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to First Valley Bancorp and New England Bancshares, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) New England Bancshares and First Valley Bancorp will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of New England Bancshares, First Valley Bancorp and others.

(f) Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and New England Bancshares shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(g) Nasdaq Listing. To the extent required, the shares of New England Bancshares Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Global Market, subject to official notice of issuance.

(h) Capital Contribution. New England Bancshares shall have received all necessary approvals to make the Capital Contribution immediately following the Effective Time.

6.2 Conditions to the Obligations of New England Bancshares and Acquisition Sub. The obligations of New England Bancshares and Acquisition Sub to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by New England Bancshares and Acquisition Sub:

(a) First Valley Bancorp’s Representations and Warranties. Each of the representations and warranties of First Valley Bancorp contained in this Agreement and in any certificate or other writing delivered by First Valley Bancorp pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of First Valley Bancorp’s Obligations. First Valley Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. New England Bancshares shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of First Valley Bancorp to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

6.3 Conditions to the Obligations of First Valley Bancorp. The obligations of First Valley Bancorp to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by First Valley Bancorp:

(a) New England Bancshares’ Representations and Warranties. Each of the representations and warranties of New England Bancshares contained in this Agreement and in any certificate or other writing delivered by New England Bancshares pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b) Performance of New England Bancshares’ Obligations. New England Bancshares shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. First Valley Bancorp shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of New England Bancshares to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

ARTICLE VII
TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

(a) by the mutual written consent of New England Bancshares and First Valley Bancorp; or

(b) by either New England Bancshares or First Valley Bancorp, in the event of the failure of First Valley Bancorp’s shareholders to approve the Agreement at the

 Shareholder Meeting; provided, however, that First Valley Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8; or

(c) by either New England Bancshares or First Valley Bancorp, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d) by either New England Bancshares or First Valley Bancorp, in the event that the Merger is not consummated by September 30, 2007, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e) by either New England Bancshares or First Valley Bancorp (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representations or warranty; or

(f) by New England Bancshares, (i) if First Valley Bancorp shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii) if the First Valley Bancorp’s Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement, the Board of Directors of First Valley Bancorp withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to New England Bancshares.

7.2 New England Bancshares Termination Fee.

(a) First Valley Bancorp shall pay to New England Bancshares a fee of $1,300,000 (the “New England Bancshares Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by New England Bancshares pursuant to Section 7.1(f), then First Valley Bancorp shall pay the New England Bancshares Fee on the second business day following such termination; and

(ii) if this Agreement is terminated by (A) either party pursuant to Section 7.1(b) or (B) New England Bancshares pursuant to Section 7.1(e) because of First Valley Bancorp’s willful breach of any representation, warranty, covenant or agreement under this Agreement, and in any such case an Acquisition Proposal with respect to First Valley Bancorp shall have been publicly announced or otherwise communicated or made known to First Valley Bancorp’s Board of Directors (or any Person shall have publicly announced, communicated or made known an intention to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Shareholders Meeting, in the case of clause (A), or the date of termination in the case of clause (B), then First Valley Bancorp shall pay (x) one third of the New England Bancshares Fee to New England Bancshares on the second business day following such termination and (y) if within 18 months after such termination First Valley Bancorp enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then First Valley Bancorp shall pay the remainder of the New England Bancshares Fee on the date of such execution or consummation.

(b) Any amount that becomes payable pursuant to Section 7.2(a) shall be paid by wire transfer of immediately available funds to an account designated by New England Bancshares in writing to First Valley Bancorp.

(c) First Valley Bancorp acknowledges that the agreement contained in Section 7.2(a) is an integral part of the transactions contemplated by this Agreement, that without such agreement by First Valley Bancorp, New England Bancshares would not have entered into this Agreement and that such amounts do not constitute a penalty. If First Valley Bancorp fails to pay the amounts due under Section 7.2(a) with the time periods specified, First Valley Bancorp shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by New England Bancshares in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) Notwithstanding anything to the contrary contained herein, First Valley Bancorp shall be obligated, subject to the terms of this Section 7.2, to pay only one New England Bancshares Fee and any Willful Breach Fee paid to New England Bancshares pursuant to Section 7.3 of this Agreement shall be credited toward the payment of the New England Bancshares Fee.

7.3 Willful Breach Fee

(a) Either party shall pay to the non-breaching party a fee of $750,000 (the “Willful Breach Fee”) if this Agreement is terminated by the non-breaching party pursuant to Section 7.1(e) due to a willful breach of any representation, warranty, covenant or agreement under this Agreement on the second business day following such termination. Except as to New England Bancshares right to a New England Bancshares Termination Fee, payment of the Willful Breach Fee is intended by the parties to be, and shall constitute, liquidated damages and shall be the sole and exclusive remedy and shall be in lieu of any and all claims that the party terminating this Agreement that is entitled to such fee and its officers, directors and stockholders have, or might have against the other party and its respective officers, directors and stockholders for any claims arising from, or relating in any way to, this Agreement, and the party terminating this Agreement that is entitled to such Willful Breach Fee and its officers, directors and stockholders shall not have any other rights to claims against the other parties and their respective officers, directors and shareholders.

(b) Any amount that becomes payable pursuant to Section 7.3(a) shall be paid by wire transfer of immediately available funds to an account designated by the non-breaching party in writing.

(c) The parties acknowledge that the agreement contained in Section 7.3(a) is an integral part of the transactions contemplated by this Agreement, that without such agreement the parties would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the breaching party fails to pay the amounts due under Section 7.3(a) within the time period specified, the breaching party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the non-breaching party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) Notwithstanding anything to the contrary contained herein, the breaching party shall be obligated, subject to the terms of this Section 7.3, to pay only one Willful Breach Fee.

7.4 Effect of Termination. In the event of termination of this Agreement by either New England Bancshares or First Valley Bancorp as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, and Section 7.3, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2, 7.3 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII
CERTAIN OTHER MATTERS

8.1 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2 Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 and Section 5.14 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of First Valley Bancorp, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of First Valley Bancorp Common Stock or that would contravene any provision of the Maryland Code or the CBCA, or the federal banking laws, rules and regulations.

8.4 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

8.6 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7 Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to New England Bancshares, to:

David J. O’Connor
President and Chief Executive Officer
855 Enfield Street
Enfield, Connecticut 06082
Facsimile: (860) 253-5205

With copies to:

Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016
Facsimile: (202) 966-9409
Attention: Lawrence M. F. Spaccasi, Esq.

If to First Valley Bancorp, to:

Robert L. Messier, Jr.
President and Chief Executive Officer
Four Riverside Avenue
Bristol, Connecticut 06010
Facsimile: (860) 314-6098

With copies to:

Tyler Cooper & Alcorn, LLP
185 Asylum Street
City Place I, 35th Floor
Hartford, Connecticut 06103
Facsimile: (860) 278-3802
Attention: William W. Bouton, III

8.8 Entire Agreement; etc.  This Agreement, together with the Exhibits and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

8.10 Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the provisions of this Agree-ment were not performed in accordance with their specific terms or were otherwise breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

New England Bancshares, Inc.

By: /s/ David J. O'Connor
David J. O’Connor
President and Chief Executive Officer

New England Bancshares Acquisition, Inc.

By: /s/ David J. O'Connor
David J. O’Connor
President and Chief Executive Officer

First Valley Bancorp, Inc.

By: /s/ Robert L. Messier, Jr.
Robert L. Messier, Jr.
President and Chief Executive Officer